Exhibit 4.1

RESTATED
CERTIFICATE OF INCORPORATION
OF
EDUCATIONAL DEVELOPMENT CORPORATION
(Conformed copy incorporating all amendments through August 15, 2018)

First:                 The name of the Corporation is EDUCATIONAL DEVELOPMENT CORPORATION.

Second:           Its registered office in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, City Of Wilmington, County of New Castle and the name of its registered agent at such address is The Corporation Trust Company.

Third:              The nature of the business or purposes to be conducted or promoted is:

To engage in any lawful act or activity for which corporations may be organized under The General Corporation Law of the State of Delaware.

Fourth:            The aggregate number of shares of all classes of stock which the corporation shall have the authority to issue is 16,000,000 shares, each of the shares having a par value of $0.20, all of which shares shall be Common Stock.

Fifth:               The Corporation is to have perpetual existence.

Sixth:              The private property of the stockholder's shall be subject to the payment of corporate debts to any extent whatever.

Seventh:          In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

To make, alter or repeal the By-Laws of the Corporation. To authorize and cause to be executed mortgages and liens upon the real and personal property of the Corporation.

To set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.

To designate, by resolution passed by a majority of the whole Board. one or more committees, each committee to consist of two or more of the Directors of the Corporation. The Board may designate one or more Directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Any such committee. to the extent provided in the resolution or in the By-Laws of the Corporation, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; provided, however, the By-Laws may provide that in the absence or disqualification of any member of such committee or committees. The member or members thereof present at any meeting and not disqualified voting, whether or not they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.

When and as authorized by the affirmative vote of the holders of a majority of the stock issued and outstanding having voting power given at stockholders' meeting duly called upon such notice as required by statute, or when authorized by the written consent of the holders of a majority of the voting stock issued and outstanding, to sell, lease or exchange all or substantially all of the property and assets of the Corporation, including its goodwill and its corporate franchises. upon such terms and conditions and for such consideration, which may consist in whole or in part of money or property, including shares of stock in, and/or other securities of. any other corporation or corporations, as its Board of Directors shall deem expedient and for the best interest of the Corporation.

Eighth:          Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them. any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the     creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation. as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this as the case may be, agree to any compromise or/and to any reorganization of this corporation as con sequence of such compromise or arrangement, the said compromise or settlement and the said reorganization shall, if sanctioned by the court to which the gale application has been made. be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may and also on this Corporation.

Ninth:             Stockholders shall not have any pre-emptive right to subscribe to any additional issues of stock of the Corporation.

Tenth:             All meetings of the Corporation may be held at such place, either within or without of the State of Delaware, as may be designated by and in the manner provided in the By-Laws or if not so designated, at the registered Office of the Corporation in the State of Delaware.

Eleventh:        The books of the Corporation may be kept (subject to any provision contained in applicable statutes), either within or without the State of Delaware, at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

Twelfth:          At the elections of the Directors of the Corporation, each stockholder shall be entitled to as many votes as shall equal the of votes which (except for this provision as to cumulative voting) he should be entitled to cast for the election of Directors with respect to his shares of stock multiplied by the number of Directors to be elected, and he may cast all of his votes for a single Director, or may distribute them among the number to be voted for, or for any one or more of them as he may see fit.

Thirteenth:      Elections of the Directors need not be by ballot unless the By-Laws of the Corporation shall so provide.

Fourteenth:     The Corporation reserves the right to amend, alter, charge or restate any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

Fifteenth:

1.

The affirmative vote or consent of the holders of eighty-five percent (85%) of all shares of stock of the Corporation entitled to vote in elections of directors, considered for purposes of this Articles as one class, shall be required for the adoption or authorization of a business combination (as hereinafter defined) with any other entity (as hereinafter defined) if, as of the record date for the determination of stockholders entitled to notice thereof and to vote thereon or consent thereto, such other entity is the beneficial owner, directly or indirectly, of more than thirty percent (30%) of the outstanding shares of stock of the Corporation entity to voted in elections of directors considered for the purposes of this Article as one class, provided that such eighty-five percent (85%) voting requirement shall not be applicable if:

a.	The cash, or fair market value of the property, security or other consideration to be received per share by common stockholders of the Corporation in such business combination:

i.

is not less than the highest per share price (including brokerage commissions and/or soliciting dealers’ fees) paid by such other entity in acquiring any of its holdings of the Corporation’s Common Stock;

ii.

bears the same or greater percentage relationship to the market price of the Corporation’s Common Stock immediately prior to the public announcement of such business combination as the highest per share price (including brokerage commissions and/or soliciting dealers’ fees) that such other entity has theretofore paid for any of the shares of the Corporation’s Common Stock already owned by its bears to the market price of the Common Stock of the Corporation immediately prior to the public announcement or commencement of the tender offer or market acquisition of the Corporation’s Common Stock by such other entity; and

iii.

if the public announcement of such business combination occurs more than one year after the transaction which resulted in such other entity having a 30% interest, is not lest than the earnings per share of Common Stock of the Corporation for the four full consecutive fiscal quarters immediately preceding the record date for solicitation of votes on such business combination, multiplied by the price-earnings multiple (if any) represented by the price referred to in clause (i) above in relation to the earnings per share of Common Stock of the Corporation for the four full consecutive fiscal quarters immediately preceding the transaction which result in such other entity having a 30% interest;

b.	After such other entity has acquired a 30% interest and prior to the consummation of such business combination:

i.

the Corporation’s Board of Directors shall have included at all times representation by continuing director(s) (as hereinafter defined) proportionate to the voting stock of the Corporation not held by such other entity (with a continuing director to occupy any resulting fractional Board position);

ii.

such other entity shall not have acquired any newly issued or treasury shares of stock, directly or indirectly, from the Corporation (except upon conversion of convertible securities acquired by it prior to obtaining a 30% interest or as a result of a pro rata stock dividend or stock split); and

iii.

such other entity shall not have acquired any additional shares of the Corporation’s outstanding Common Stock or securities convertible into Common Stock except as a part of the transaction which results in such other entity having a 30% interest;

c.	Such other entity shall not have:

i.	received the benefit, directly or indirectly (except proportionally as a stockholder) of any loans, advances, guarantees, pledges or other financial assistance provided by the Corporation, or

ii.	made any major change in the Corporation’s business or capital structure without the unanimous approval of the directors, in either case prior to the consummation of such business combination;

d.

A proxy statement responsive to the requirements of the Securities Exchange Act of 1934 shall be mailed to public stockholders of the Corporation for the purpose of soliciting stockholder approval of such business combination and shall contain at the front thereof, in a prominent place, any recommendations as to the advisability (or inadvisability) of the business combination which the continuing directors or any of them, may choose to state and, if deemed advisable by a majority of the continuing directors, an opinion of a reputable investment banking firm as to the fairness (or not) of the terms of such business combination, from the point of view of the remaining public stockholders of the Corporation (such investment banking firm to be selected by a majority of the continuing directors and to be paid a reasonably fee for their services by the Corporation upon receipt of such opinion).

The provisions of this Article shall also apply to a business combination with any other entity which at any time has been the beneficial owner, directly or indirectly, of more than thirty percent (30%) of the outstanding shares of stock of the Corporation entitled to vote in elections of directors considered for the purposes of this Article as one class, notwithstanding the fact that such entity has reduced its shareholders below thirty percent (30%) if, as of the record date of the determination of stockholders entitled to notice of and to vote on or consent to the business combination, such other entity is an “affiliate” of the Corporation (as hereinafter defined).

2.	As used in this Article:

a.

The term “other entity” shall include any corporation, person or other entity and any other entity with which it or its “affiliate” or “associate” (as defined below) has any agreement, arrangement or understanding, directly or indirectly, for the purpose of acquiring, holding, voting or disposing of the stock of the Corporation, or which is its “affiliate” or “associate” as those terms are defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934 as in effect on January 1, 1977, together with the successor and assigns of such persons in any transaction or series of transactions not involving a public offering of the Corporation’s stock within the meaning of the Securities Act of 1933;

b.

Another entity shall be deemed to be the beneficial owner of any shares of stock of the Corporation which the other entity (as defined above) has the right to acquired pursuant to any agreement, or upon the exercise of conversion rights, warrants or options, or otherwise;

c.

The outstanding shares of any class of stock of the Corporation shall be deemed to include shares deemed owned through application of clause (b) above but shall not include any other shares which may be issuable pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise;

d.

The term “business combination” shall include any merger or consolidation of the Corporation with or into any other corporation, or the sale or lease of all or any substantial part of the assets of the Corporation to any other entity, or any sale or lease to the Corporation or any subsidiary thereof or any assets of any other entity in exchange for securities of the Corporation, or any redemption or purchase by the Corporation of its shares from the stockholders which would result in any other entity owning eighty-five percent (85%) or more of the outstanding stock of the Corporation entitled to vote in the election of directors;

e.

The term “continuing director” shall mean a person who was a member of the Board of Directors of the Corporation prior to the time that such other entity acquired in excess of 10% of the stock of the Corporation entitled to vote in the election of directors, or a person designated (whether before or after election as a director) to be a continuing director by a majority of continuing directors;

f.	The “fair market value” of property, securities or other consideration, referred to in paragraph 1(a) of this Article, shall be determined in good faith by a majority of the continuing directors; and

g.

In the event of a business combination in which the Corporation is the surviving corporation, the term “other consideration to be received” as used in paragraph 1(a) of this Article shall mean Common Stock of the Corporation retained by its existing public stockholders.

3.

A majority of the continuing directors shall have the power and duty to determine for the purposes of this Article on the basis of information known to them whether (a) such other entity beneficially owns more than 30% of the outstanding shares of the stock of the Corporation entitled to vote in the election of directors, (b) another entity is an “affiliate” or “associate” (as defined above) of another, or (c) another entity has an agreement, arrangement or understanding with another.

4.

This Article may not be amended, altered, changed or repealed unless by the affirmative vote or consent of the holders of at least eighty-five percent (85%) of all shares of stock of the Corporation entitled to vote in the election of directors, considered for the purposes of this Articles as one class; provided that this paragraph 4 shall not apply to, and such eighty-five percent (85%) vote or consent shall not be required for, any amendment, alteration, change or repeal recommended to the stockholders by a majority of the members of the Board of Directors of the Corporation if all such directors constituting a majority vote are persons who would be eligible to serve as “continuing directors” within the meaning of paragraph 2 of this Article.

5.	Nothing contained in this Article shall be construed to relieve any other entity from any fiduciary obligation imposed by law.

6.	To the extent that this Article Fifteenth conflicts with the Restated Certificate of Incorporation, this Article shall be deemed controlling.

Sixteenth:

On and after the date of the annual meeting of stockholders in 1977 the number of directors which shall constitute the whole Board of Directors of the Corporation shall be the number from time to time determined in accordance with the By-laws of the Corporation, provided that such number of directors shall not be less than three nor more than fifteen.

The directors shall be divided into three classes: Class I, Class II and Class III.  Such classes shall be as nearly equal in number as possible.  The term of office of the initial Class I directors shall expire at the annual meeting of stockholders in 1978, the term of office of the initial Class II directors shall expire at the annual meeting of stockholders in 1979, and the term of office of the initial Class II directors shall expire at the annual meeting of stockholders in 1980.

The directors whose names and mailing addressed are shown below are hereby designated initial members of the classes indicated, to serve as directors in such classes until the appropriate annual meeting of stockholders, as indicated in the paragraph immediately preceding, or until their successors are elected and qualified:

CLASS I

F.G. McClintock	First National Tower Tulsa, Oklahoma 74103

John O. Whitney	15 West 44th Street, 9th Floor New York, New York 10036

CLASS II

Frank P. Sebastian	3000 Sand Hill Road Menlo Park, California 94025

J.L. Daniel	4235 South Memorial Drive Tulsa, Oklahoma 74145

CLASS III

Bill B. Hill	4235 South Memorial Drive Tulsa, Oklahoma 74145

David L. Sipes	3200 South Memorial Drive Tulsa, Oklahoma 74145

At each annual meeting of stockholders, directors chosen to succeed those whose terms then expire shall be elected for a full term of office expiring at the third succeeding annual meeting of stockholders after their election.  When the number of directors is increased in accordance with the By-laws of the Corporation, and any newly created directorships are filled by the Board of Directors, there shall be no reclassification of such additional directors until the next annual meeting of stockholders.  Directors elected to fill a vacancy shall hold office for a term expiring at the annual meeting at which the term of the class to which they shall have been elected expires.

This Article may not be amended unless by the affirmative vote of 85% of all classes of stock of the Corporation entitled to vote in elections of directors considered for the purposes of this Article as one class.

To the extent that this Article Sixteenth conflicts with the Restated Certificate of Incorporation, this Article shall be deemed controlling.

Seventeenth:   No person serving as a director of the corporation shall be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director with regard to any act or omission, provided that no director shall be absolved of liability as a director for:

(i)     any breach of a director’s duty of loyalty to the corporation or its shareholders,

(ii)     acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

(iii)     any transaction from which a director derived an improper personal benefit, or

(iv)     causing the corporation unlawfully to redeem or purchase any stock of the corporation or improperly to pay a dividend to its shareholders.